UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 1, 2022

Statera Biopharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32954	20-0077155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
4333 Corbett Drive Suite 1082 Fort Collins, CO 80525
(Address of Principal Executive Offices and zip code)

(888) 613-8802
(Registrant's Telephone Number, Including Area Code)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.005	STAB	NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On November 1, 2022, Statera Biopharma, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with a number of accredited investors to purchase from the Company, in a private placement (the “Private Placement”), (i) an aggregate of 10,200,000 shares (the “PIPE Shares”) of the Company’s common stock, par value $0.005 per share (the “Common Stock”) and (ii) warrants (the “Warrants”) to purchase 20,400,000 shares of Common Stock (the “Warrant Shares”) at an exercise price of $0.15, with a term of exercise of five years. Each share of Common Stock was offered with two accompanying Warrants for a combined purchase price of $0.075. The aggregate purchase price for the PIPE Shares and Warrants (collectively, the “Securities”) to be sold in the Private Placement is approximately $0.8 million.

The Warrants are exercisable beginning six months after the date of issuance. The Warrants may not be sold, assigned, transferred, pledged or otherwise encumbered without the consent of the Company. The Company has the right to call the warrants on thirty days’ prior written notice at any time following such time that the Company has sold shares of Common Stock to a third party at a post-money company valuation equal to or greater than $100 million.  Upon receipt of such notice, a holder of the Warrants will have 30 days to exercise their Warrants, after which time any unexercised Warrants will automatically expire.

The Company expects the Private Placement to close on or about November 15, 2022, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the Private Placement for working capital purposes.

The Purchase Agreement includes representations, warranties, and covenants customary for a transaction of this type. In addition, the Company agreed to indemnify the accredited investors from liabilities relating to the Company’s breach of any of the representations, warranties and covenants in the Purchase Agreement. The Securities were sold pursuant to the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder. The sale of the securities pursuant to the Purchase Agreement has not been registered under the Securities Act or any state securities laws. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this Current Report on Form 8-K, nor the exhibits attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein or therein.

The foregoing descriptions of the Purchase Agreement and Warrants are not complete and are subject to and qualified in their entirety by reference to the full text of the Form of Purchase Agreement and the Form of Warrant, respectively, copies of which are attached as Exhibits 10.1 and 4.1 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.1	Form of Common Stock Purchase Warrant.
10.1	Form of Securities Purchase Agreement by and between the Company and the purchasers named therein.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to the Company’s management. Forward-looking statements include statements regarding the Company’s expectations regarding the submission of a compliance plan to Nasdaq. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. The Company’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on the SEC’s website, www.sec.gov, or the investor relations portion of the Company’s website, https://ir.staterabiopharma.com/financial-information/sec-filings. Except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Statera Biopharma, Inc.

Date: November 4, 2022	By:	/s/ Michael K. Handley
Name: Michael K. Handley
Title: Chief Executive Officer